UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2022

MIMEDX GROUP, INC.

(Exact name of registrant as specified in charter)

Florida	001-35887	26-2792552
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1775 West Oak Commons Ct., NE, Marietta GA 30062
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (770) 651-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	MDXG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 7, 2022, MiMedx Group, Inc. (“MIMEDX” or the “Company”) entered into a Platform Intellectual Property License (the “License Agreement”) with Global Health Solutions, Inc. (d.b.a. Turn Therapeutics or “Turn”), providing MIMEDX an exclusive, worldwide sublicensable license to use Turn’s proprietary antimicrobial technology platform (PermaFusion®) to develop antimicrobial line extensions and new products. PermaFusion is petrolatum-based, liquid-in-oil suspension technology that involves the creation of nanodroplets without binding agents or emulsifiers and also includes a process to coat materials with antimicrobial-infused petrolatum. Turn’s intellectual property estate includes “mixing” and “coating” intellectual property and provides protection up to 20 years. MIMEDX expects to use this technology in the development of new products for its Wound & Surgical business. In addition, MIMEDX is acquiring the commercial rights to Turn’s particulate collagen matrix product, FleX™ AM, contingent upon Turn’s receipt of US Food and Drug Administration (“FDA”) 510(k) clearance, which is expected in 2023. FleX AM is an absorbent, particulate bovine collagen powder product that incorporates antimicrobial properties to neutralize absorbed microbes and prevent proliferation. Under the terms of the License Agreement, MIMEDX has exclusive rights to use the Turn intellectual property in the wound care, burn, and surgical fields. Turn will receive an upfront cash payment of $1 million from MIMEDX and is entitled to future payments upon the meeting of regulatory and product commercial milestones, including $9.55 million contingent upon Turn obtaining FDA 510(k) clearance for its FleX product, along with royalties on the sales of such products.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIMEDX GROUP, INC.

Date: December 8, 2022	By:	/s/ William “Butch” Hulse
William “Butch” Hulse EVP, CAO & General Counsel